Exhibit 4.77

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this ***"Amendment"***) is made and entered into as of November 6, 2012 by and among Williams Industries, LLC, a Delaware limited liability company (the ***"Seller"***) and Cypress Camon Energy, LLC – Five Mile Series, a Delaware series limited liability company (***"Buyer"***). The Seller and the Buyer are sometimes referred to herein individually as a ***"Party"*** and collectively, as the ***"Parties."***

RECITALS:

WHEREAS, Seller purchased certain assets, including the purchase of certain real estate and equipment and the assignment and subleasing of certain coal leases (the ***"Assets"***) from Kentucky Fuel Corporation, a Delaware corporation (***"KFC"***) pursuant to the terms and conditions of an asset Purchase Agreement dated as of May 10, 2012 (the ***"KFC Agreement"***), as amended by Amendment Extending Closing Deadline dated June 9, 2012 and Second Amendment to Asset Purchase Agreement dated as of an even date herewith (the ***"KFC Second Amendment"***) by and between Seller, KFC and James C. Justice Companies, Inc., a Delaware corporation and the ultimate parent entity of the KFC (the ***"KFC Parent"***).

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated as of June 13, 2012, pursuant to which Buyer agreed to acquire from Seller, and Seller agreed to sell to Buyer (the ***"Sale"***), the Assets that Seller acquired from KFC in accordance with the terms of the Purchase Agreement and that certain Amendment to Asset Purchase Agreement dated as of October 15, 2012 (collectively, the ***"Purchase Agreement"***); and

WHEREAS, Seller and Buyer desire and agree to further amend the Purchase Agreement to, among other things, (i) extend the Closing Date, (ii) increase the Purchase Price from Ten Million Nine Hundred Thousand and 00/100 Dollars ($10,900,000) to Eleven Million and 00/100 Dollars ($11,000,000), and (iii) amend certain of the schedules to the Purchase Agreement as provided herein, all in accordance with the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Extension of Closing Date. Section 3.1 of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

> "3.1 **Closing**. The parties shall hold a closing for the purchase and sale of the Assets as soon as reasonably possible after satisfaction of the conditions to closing in Article 7, but in no event later than 6:00 p.m. Eastern Time on January 29, 2013, or as otherwise mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the ***"Closing Date."***

The Seller and Buyer also agree that the Purchase Agreement is further amended to adjust the deadline(s) for pre-Closing tasks as necessary to allow a Closing to occur on or before the time frame set forth in the revised Section 3.1 above.

3. Increase of Purchase Price. The Parties agree that Section 3.3(a) of the Purchase Agreement is hereby amended by deleting the amount *"Ten Million Nine Hundred Thousand Dollars ($10,900,000)"* and inserting in lieu thereof the amount *"Eleven Million Dollars ($11,000,000)"* as the purchase price to be paid at Closing as further provided in Section 3.3(a) of the Purchase Agreement.

4. Amendment of Certain Schedules.

(a) The Parties agree that the Purchase Agreement and *Amended and Restated Schedule 2.1(c)* of the Purchase Agreement is hereby further amended to include as an Additional Leased Property being transferred and assigned to Buyer, that certain Lease Agreement dated as of November 3, 2011 by and between Buyer as lessor and K&S Energy Holdings, LLC, a Delaware limited liability company as lessee, as set forth in the *Second Amended and Restated Schedule 2.1(c)* attached as *Exhibit A* hereto.

(b) The Parties agree that the Purchase Agreement and *Amended and Restated Schedule 3.4* with respect to the Parties agreement on the allocation of the Purchase Price is further amended and restated as set forth in the *Second Amended and Restated Schedule 3.4* attached as *Exhibit B* hereto.

5. No Other Amendment. All other provisions of the Purchase Agreement not specifically referenced in this Amendment shall remain in full force and effect.

6. Entire Agreement. The Purchase Agreement, as amended by this Amendment, constitutes the entire agreement among the parties with respect to the subject matter thereof and together supersede all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter thereof.

7. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to or application of its conflict of laws rules.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment to Asset Purchase Agreement as of the date first above written.

WILLIAMS INDUSTRIES, LLC

By: [signature]

Name: Lloyd Williams

Title: President

CYPRESS CAMON ENERGY, LLC – FIVE MILE SERIES

By: [signature]

Name: Dallas Groth

Title: CEO

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